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                                                                     EXHIBIT 4.2



                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        INTEGRATED SECURITY SYSTEMS, INC.


         Integrated Security Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

         FIRST: The name of the Corporation is Integrated Security Systems, Inc.

         SECOND: The Board of Directors of the Corporation, by the unanimous written consent of its members, adopted a resolution proposing and declaring advisable that (i) the number of authorized shares of the Corporation's Common Stock, par value $.01 per share, be increased from 7,500,000 shares to 11,000,000 and (ii) 750,000 shares of the Corporation's Preferred Stock, par value $.01 per share, be authorized by adopting the following amendment to the Restated Certificate of Incorporation of the Corporation:

                  Articles FOURTH AND FIFTH shall be amended in their entirety as follows:

         "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 11,750,000 shares, of which 11,000,000 shares shall be Common Stock, par value $.01 per share ("Common Stock"), and 750,000 shares shall be Preferred Stock, par value $.01 per share ("Preferred Stock").

         FIFTH: From time to time the Corporation may issue its authorized shares for such consideration per share (with respect to shares having a par value, not less than the par value thereof), either in money or money's worth of property or services, and for such other consideration, whether greater or less, now or from time to time hereafter permitted by law, as may be fixed by the Board of Directors; and all shares so issued shall be fully paid and nonassessable.

         No holder of any shares of any class shall as such holder have any preemptive right to subscribe for or purchase any other shares or securities of any class, whether now of hereafter authorized, which at any time may be offered for sale or sold by the Corporation.

         The Corporation may issue Preferred Stock from time to time in one or more series as the Board of Directors may establish by the adoption of a resolution or resolutions relating thereto, each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such


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         series adopted by the Board of Directors pursuant to authority to do so, which authority is hereby granted to the Board of Directors."

         THIRD: The resolution adopted by the Board of Directors has been duly adopted by vote of the holders of a majority of the outstanding Common Stock at a Special Meeting of Stockholders called and held in accordance with the provisions of Sections 211 and 222 of the General Corporation Law of the State of Delaware, as an amendment to the Restated Certificate of Incorporation of the Corporation.

         FOURTH: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Integrated Security Systems, Inc. has caused this certificate to be signed by its Chief Executive Officer and President and attested to by its Secretary, this 19th day of January, 1995.

                                    INTEGRATED SECURITY SYSTEMS, INC.



                                    By:    /s/ Ferdinand A. Hauslein, Jr.
                                          -------------------------------
                                          Ferdinand A. Hauslein, Jr.
                                          Chief Executive Officer and President

ATTEST:

 /s/ William S. Leftwich
---------------------------
     William S. Leftwich
---------------------------
Secretary


STATE OF TEXAS

COUNTY OF DALLAS

         Before me this 19th day of January, 1995, appeared Ferdinand A. Hauslein, Jr., Chief Executive Officer and President of Integrated Security Systems, Inc., who acknowledged that the foregoing instrument is the act and deed of the Corporation and that the facts stated therein are true.


                                               /s/ Dianne Boysen
                                            -----------------------------------
                                            Notary Public in and for the
                                            State of Texas


                                            (Notary Seal)